Exhibit 99.01

Press Release
www.shire.com

Shire Receives INTUNIV™ Paragraph IV Notice Letter from Teva Pharmaceuticals

Dublin, Ireland – 16 March 2010 – Shire plc (LSE:  SHP, NASDAQ;  SHPGY), announces that it has received a Paragraph IV Notice Letter from Teva Pharmaceuticals USA, Inc. (“Teva”) advising of the filing of an Abbreviated New Drug Application (“ANDA”) for a generic version of Shire’s 1 mg, 2mg, 3 mg, and 4mg guanfacine hydrochloride extended release tablets, INTUNIV™.

INTUNIV is protected by three FDA Orange Book listed patents:  U.S. Patent No. 5,854,290, Use of Guanfacine in the Treatment of Behavioral Disorders; U.S. Patent No. 6,287,599 (“the ’599 patent”) and U.S. Patent No. 6,811,794 (“the ’794 patent”) both titled Sustained Release Pharmaceutical Dosage Forms with Minimized pH Dependent Dissolution Profiles. The three patents expire in 2015, 2020 and 2022, respectfully.

Shire is currently reviewing the details of Teva’s Paragraph IV Notice Letter which was only directed to the ‘599 and ‘794 patents.

The Hatch-Waxman exclusivity period for INTUNIV runs until September 2, 2012 therefore, ANDAs for generic versions of INTUNIV cannot be approved prior to the end of that exclusivity period.

Under the Hatch-Waxman Act, Shire has 45 days from the receipt of the Notice Letter to determine if it will file a patent infringement suit.  If Shire brings suit pursuant to the Hatch Waxman regulations, a stay of approval of up to 30-months will be imposed by the FDA on Teva’s ANDA.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.